Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MGM CHINA HOLDINGS LIMITED

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 2282 and Debt Stock Codes: 6026, 6028, 40258, 40634)

VOLUNTARY ANNOUNCEMENT

PROVISIONAL AWARD OF THE NEW GAMING CONCESSION

This announcement is made by MGM China Holdings Limited (the “Company”) on a voluntary basis.

Reference is made to the announcement of the Company dated August 21, 2022, in respect of the intention of MGM Grand Paradise Limited (“MGM Grand Paradise”), a non-wholly owned subsidiary of the Company, submitting a tender (the “Tender”) to the government (“Macau Government”) of Macau Special Administrative Region of the People’s Republic of China (“Macau”) for the awarding of a 10-year gaming concession contract to operate games of chance or other games in casinos in Macau commencing on January 1, 2023 (the “New Gaming Concession”).

Reference is also made to the announcement of the Company dated September 14, 2022, in respect of the submission of the Tender.

The board of directors (the “Board”) of the Company is pleased to announce that, on November 26, 2022, MGM Grand Paradise received notification from the Macau Government that it has been granted a provisional award of the New Gaming Concession. The final award of the New Gaming Concession and the terms of the New Gaming Concession contract remain subject to final discussions with the Macau Government.

Further announcement will be made by the Company as and when appropriate in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

By order of the Board MGM China Holdings Limited Antonio MENANO Company Secretary

Hong Kong, November 27, 2022

As at the date of this announcement, our directors are William Joseph HORNBUCKLE, Pansy Catilina Chiu King HO, Chen Yau WONG and John M. MCMANUS as executive directors; Kenneth Xiaofeng FENG, Daniel J. TAYLOR, Ayesha Khanna MOLINO and Jonathan S. HALKYARD as non-executive directors; and Sze Wan Patricia LAM, Russell Francis BANHAM, Simon MENG and Chee Ming LIU as independent non-executive directors.